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                                                                    EXHIBIT 23.6



                    CONSENT OF J.P. MORGAN SECURITIES INC.


          We hereby consent to (i) the use of our opinion letter dated August 12, 1996 to the Special Committee of the Board of Directors of Security Capital Atlantic Incorporated (the "Company") included in Annex II to the Information Statement and Prospectus relating to the proposed mergers, distributions and other transactions involving the Company, Security Capital Pacific Trust, Security Capital Group Incorporated and Homestead Village Incorporated described in such Information Statement and Prospectus, and (ii) the references to such opinion in such Information Statement and Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       J.P. MORGAN SECURITIES INC.


                                            /s/ Jon H. Zehner
                                       By:  ________________________
                                            Name: Jon H. Zehner
                                            Title: Managing Director


August 12, 1996